EXHIBIT 10.22
FORM OF
MASTER SERVICES AGREEMENT
By and Between
SOUTHERN NATURAL GAS COMPANY
and
EL PASO CORPORATION
TENNESSEE GAS PIPELINE COMPANY
and
SNG PIPELINE SERVICES COMPANY, L.L.C.
DATED: November ___, 2007

ii

MASTER SERVICES AGREEMENT
     THIS MASTER SERVICES AGREEMENT (“Agreement”), made and entered into as of this ___ day of November, 2007 by and between Southern Natural Gas Company, a Delaware partnership (“Southern”) and El Paso Corporation, a Delaware corporation (“EPC”) and its affiliates, Tennessee Gas Pipeline Company, a Delaware corporation (“TGP”), and SNG Pipeline Services Company, L.L.C., a Delaware limited liability company (“SNG Servco”).
W I T N E S S E T H:
     WHEREAS Southern owns and operates an interstate natural gas pipeline and also operates the facilities of certain other affiliated entities pursuant to management services agreements with Bear Creek Storage Company (“Bear Creek”), Southern LNG, Inc. (“Southern LNG”), and Elba Express Company, L.L.C. (“Elba Express”); and
     WHEREAS, EPC, TGP, and SNG Servco each provide certain services to Southern in connection with the operation of Southern’s facilities and in support of Southern’s role as operator for Bear Creek, Southern LNG, and Elba Express (collectively referred to hereinafter as the “Operational Services”); and
     WHEREAS, Southern reimburses EPC, TGP, and SNG Servco for the costs incurred by these entities (collectively referred to hereinafter as the “Service Providers”) in providing the Operational Services; and
     WHEREAS, Southern and the Service Providers desire to memorialize in this Agreement the Operational Services to be provided by the Service Providers, and the manner in which Southern’s obligation to reimburse the Service Providers for their costs shall be determined:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Southern and the Service Providers hereby agree as follows:
ARTICLE I
General Description of Operational Services to be Provided
     1.1 General Description of Operational Services to be Provided to Southern by EPC. Subject to the direction of Southern as provided herein, EPC shall provide supervisory, administrative and financial services to Southern in connection with the operations of Southern and those other entities with which Southern has entered into a Management Services Agreement and any entity with which Southern enters into a management services agreement in the future. EPC shall perform its services hereunder in accordance with generally accepted practices in the natural gas pipeline industry, but such practices shall not be less than the standards followed by EPC in providing such services to its other affiliated gas pipeline companies. Without limiting the generality of the foregoing, EPC shall have responsibility and authority to take the following actions for and on behalf of Southern:
(a)	Procure and furnish services in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement which are necessary to carry out EPC’s responsibilities hereunder; provided however, that in the case of explosion, fire, storm or other emergency, whether of the same or different nature, EPC may take such steps and incur such expenses as in its opinion are required to deal with such emergency and to safeguard life and property but shall, as promptly as feasible, report such emergency to Southern and thereafter shall follow the direction of Southern as to such emergency;

(b)	Perform administrative oversight and assistance to Southern in connection with the accounting, budgeting, information technology (“IT”), risk management, legal, planning, regulatory, reporting, tax and treasury functions (including appropriate tax elections) in accordance with generally accepted accounting principles and the FERC Uniform System of Accounts;

(c)	Maintain for Southern and for its sole benefit and interest, custody of certain funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of Southern; provide administrative and ministerial functions required under the financing arrangements for Southern, and, in accordance with any restrictions or requirements contained therein, keep the funds belonging to Southern on deposit in such banking institutions as Southern may, from time to time, direct and disburse such funds; invest available funds in such United States government securities, certificates of deposit, commercial paper or other marketable securities as Southern shall approve from time to time;

(d)	Procure the services and determine the compensation of such outside vendors, contractors or consultants as may be necessary from time to time in performance of EPC’s obligations under this Agreement;

(e)	Require all contractors (and their subcontractors) of EPC performing services for the benefit of Southern to maintain in force and effect, insurance of such types and in such amounts as Southern shall direct from time to time;

(f)	Procure and maintain on behalf of Southern and those companies that are operated by Southern, insurance of such types and in such amounts as Southern shall direct from time to time;

(g)	Keep an accurate account of transactions in the funds and securities of Southern for which EPC is responsible under Section 1.1(c) above and,

whenever requested by Southern, promptly prepare and submit such reports and other information in such form and detail as Southern may reasonably request; and
(h)	Perform such other acts and functions as are necessary to carry out its responsibilities under this Agreement.
     1.2 General Description of Operational Services to be Provided to Southern by TGP. Subject to the direction of Southern as provided herein, TGP shall provide technical services such as control, metallurgical, pipeline integrity, engineering and rehabilitation, operational training, government affairs, aviation, telecommunications and network systems, measurement, materials and contract management, ad valorem tax administration and executives to Southern for the operations of Southern and those other entities with which Southern has entered into a Management Service Agreement and any entity with which Southern enters into a management services agreement in the future. TGP shall perform its services hereunder in accordance with generally accepted practices in the natural gas pipeline industry, but such practices shall not be less than the standards followed by TGP in providing such services in connection with the operation of its own gas pipeline facilities or to its other affiliated gas pipeline companies. Without limiting the generality of the foregoing, and to the extent such services are not otherwise provided by SNG Servco, TGP shall have responsibility and authority to take the following actions for and on behalf of Southern:
(a)	Provide design, engineering, construction, operation and day — to — day management, testing, monitoring and supervision of certain aspects of the operations of Southern as described above in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(b)	Operate, repair and maintain Southern’s facilities and procure and furnish materials, equipment, services, supplies and labor in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement which are necessary to carry out TGP’s responsibilities hereunder; provided however that in the case of explosion, fire, storm or other emergency, whether of the same or different nature, TGP may take such steps and incur such expenses as in its opinion are required to deal with such emergency and to safeguard life and property but shall, as promptly as feasible, report such emergency to Southern and thereafter shall follow the direction of Southern as to such emergency;

(c)	Perform certain administrative functions for Southern, consistent with the provisions of Southern’s tariff, including without limitation IT, safety, environmental, and related planning, purchasing, regulatory, reporting, and record retention services;

(d)	Prepare the engineering studies, plans and outlines of proposed construction for Southern’s facilities and for any modifications, improvements, additions or replacements thereto and all related construction fund schedules, in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(e)	Purchase materials, equipment and supplies, and make sales or exchanges of materials, equipment, allow for the use of TGP’s warehouses and supplies, in connection with the other services provided by TGP, in such amounts as are reasonable under the circumstances and as are provided for in the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(f)	Procure the services and determine the compensation of such outside engineers, contractors or consultants as may be necessary from time to time in performance of TGP’s obligations under this Agreement;

(g)	Maintain in force and effect, and require all contractors (and their subcontractors) of TGP performing services for the benefit of Southern to maintain in force and effect, insurance of such types and in such amounts as Southern shall direct from time to time; and

(h)	Perform such other acts and functions as are necessary to carry out its responsibilities under this Agreement.
     1.3 General Description of Operational Services to be Provided to Southern by SNG Servco. Subject to the direction of Southern as provided herein, SNG Servco shall provide labor and associated support and administrative services to Southern in connection with the day-to-day management and supervision of the facilities of Southern and those other entities with which Southern has entered into a Management Services Agreement and any entity with which Southern enters into a management services agreement in the future. SNG Servco shall perform its services hereunder in accordance with generally accepted practices in the natural gas pipeline industry. Without limiting the generality of the foregoing, SNG Servco shall provide labor and services to accomplish the following actions for and on behalf of Southern:
(a)	Provide design, engineering, construction, operation and day — to — day management, testing, monitoring and supervision of certain aspects of the operations of Southern as described above in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(b)	Operate, repair and maintain Southern’s facilities and procure and furnish materials, equipment, services, supplies and labor in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement which are necessary to carry out SNG Servco’s responsibilities hereunder; provided however that in the case of explosion, fire, storm or other emergency, whether of the same or different nature, SNG Servco may take such steps and incur such expenses as in its opinion are required to deal with such emergency and to safeguard life and property but shall, as promptly as feasible, report such emergency to Southern and thereafter shall follow the direction of Southern as to such emergency;

(c)	Perform certain administrative functions for Southern, consistent with the provisions of Southern’s tariff, including without limitation the marketing functions and maintaining the Electronic Bulletin Board (“EBB”) for Southern;

(d)	Prepare the engineering studies, plans and outlines of proposed construction for Southern’s facilities and for modifications, improvements, additions or replacements thereto and related construction fund schedules, without duplication of the services provided by TGP, in accordance with the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(e)	Purchase materials, equipment and supplies, and make sales or exchanges of materials, equipment and supplies, in connection with the other services provided by SNG Servco, in such amounts as are reasonable under the circumstances and as are provided for in the operating and capital budgets approved by Southern pursuant to Article III of this Agreement;

(f)	Supervise and administer the gas transportation service agreements;

(g)	Provide field assistance in connection with the administration of leases, rights-of-way, upstream or downstream pipeline service agreements and other agreements and property of whatsoever nature of Southern including the collection or payment on behalf of Southern of amounts due under such agreements;

(h)	Procure the services and determine the compensation of such outside engineers, contractors or consultants as may be necessary from time to time in performance of SNG Servco’s obligations under this Agreement;

(i)	Maintain in force and effect, and require all contractors (and their subcontractors) of SNG Servco performing services for the benefit of Southern to maintain in force and effect, insurance of such types and in such amounts as Southern shall direct from time to time;

(j)	Acquire natural gas required for operational purposes, and for installation and testing of new pipelines (including linepack); and

(k)	Perform such other acts and functions as are necessary to carry out its responsibilities under this Agreement.
     1.4. Independent Contractor Status of Service Providers. In performance of their responsibilities under this Agreement, other than in the execution of contracts for materials and/or services with the value exceeding $5,000,000.00 (as provided in Section 1.8, below), each of the Service Providers shall be an independent contractor and shall not be an employee or agent of Southern.
     1.5 Personnel. Each of the Service Providers shall utilize and have supervision over the Persons (including consultants and professional, service or other organizations) required to provide the services described herein. Service Providers may use the services of their Affiliates’ employees. Each of the Service Providers shall pay all expenses in connection with the use of its Affiliate’s employees, and such expenses shall be reimbursed by Southern as provided in the Accounting Procedures attached hereto as Exhibit A and made a part hereof (the “Accounting Procedures”).
     1.6 Information Relating to the Service. The Service Providers shall furnish to Southern such reports and other information as may be requested by Southern at any time or from time to time, and shall support Southern in any regulatory proceeding, including, but not limited to assisting in the filings, responding to discovery requests and providing witnesses to support Southern’s recovery of expenses associated with the services described in this Agreement.
     1.7 Contracts. Unless Southern shall otherwise direct, all contracts for services entered into by any Service Provider for amounts equal to or in excess of Five Million Dollars ($5,000,000.00) shall be entered into in the name of Southern, with the Service Provider executing such agreements as the agent for Southern.
     1.8 Conformity with Laws. Service Providers shall abide by and conform to all valid and applicable laws, orders, rules and regulations of all duly constituted governmental authorities.
ARTICLE II
Accounting; Compensation; Inspection; and Audit
     2.1 Accounting. Service Providers shall each keep a full and complete account of all revenues earned by and collected for the account of Southern and all costs, expenses and expenditures incurred or paid in connection with providing the services described herein, consistent with generally accepted accounting principles and applicable FERC regulations and policies, in the manner set forth in the Accounting Procedures.
     2.2 Compensation. Southern shall reimburse Service Providers for all reasonable and proper costs, expenses and expenditures paid by Service Providers for services performed in connection with this Agreement in accordance with the Accounting Procedures.
     2.3 Audit. Southern, after thirty (30) days’ written notice to any of the Service Providers, shall have the right during normal business hours to audit, at its own expense, all books and records of that Service Provider relating to the costs, expenses and expenditures paid or incurred by that Service Provider in performance of its obligations under this Agreement. Such audits shall not be made more often than once each calendar year. Southern shall have two (2) years after the close of a calendar year in which to initiate an audit of any Service Providers’ records for such calendar year, provided that any audit requested before the end of such two year period may thereafter be conducted until concluded and a proposed adjustment based on that audit may be submitted upon the conclusion of such audit (but in no event later than 10 business days after the conclusion of such audit). Southern shall bear all expenses incurred in any such audit. No Service Provider shall be required or permitted to adjust any item unless a claim therefore has been presented, or an adjustment has been initiated within two (2) years after the close of the calendar year in which the statement therefore is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct; provided, however, that if an audit has been initiated, but not concluded, before such two year anniversary, a claim may be submitted no later than 10 business days after the conclusion of such audit and the bills and statements rendered shall be conclusively established as correct only after such claim is resolved.
     2.4 Retention of Records. Service Providers shall retain all records, books of account, easements, deeds, leases and other land records, and all other documents related to the operations of Southern for such periods of time as required by Southern or for such longer period of time as may be prescribed from time to time by the FERC, the Department of Transportation (DOT) or other governmental agencies having jurisdiction, or as may be otherwise required by law or good business practice. Service Providers shall promptly furnish to Southern such documents retained pursuant to this Section 2.4 or copies thereof, as Southern may request from time to time.
ARTICLE III
Budgets
     Service Providers shall coordinate with Southern in the preparation of operating and capital budgets. Except as otherwise provided in this Article III or as Southern may otherwise direct in writing, the budget approved by Southern and then in effect shall constitute authorization to Service Providers to incur the expenditures contained in such budget.

ARTICLE IV
Applications; Reports; and Tax Reimbursements
     4.1 Applications and Reports. Subject to prior review and approval by Southern, Service Providers shall prepare and file for Southern: (a) all applications required to be filed with any governmental agencies for the administration, development, construction and operation of Southern and for providing natural gas transportation services; (b) all reports prescribed by the regulatory body or bodies under the jurisdiction of which Southern is at the time operating; (c) all reports and returns required by Federal, state and local taxing authorities (including income and franchise taxing authorities); (d) all reports required by any lending institution; and (e) all other filings required by governmental agencies having jurisdiction over Southern or its business activities. All such applications and reports shall be prepared using a standard of practice consistent with that utilized in other investor-owned gas pipeline projects. In connection with the preparation and filing of such applications and reports, Service Providers acknowledge and agree that El Paso Noric Investments III, L.L.C. has been designated as the tax matters partner of Southern.
     4.2 State Income, Franchise or Similar Tax Reimbursements. Southern shall reimburse EPC for its share of any additional state income, franchise or similar tax paid by EPC resulting from inclusion of Southern with EPC in a consolidated, combined or unitary state income, franchise or similar tax return. With respect to any such consolidated, combined or unitary income, franchise or similar tax return, the amount of Southern’s reimbursement to EPC will be equal to the tax that Southern would have paid had Southern not been included on such return. Any reimbursement payment required under this provision will be made in accordance with the Accounting Procedures.
ARTICLE V
Defaults
     No waiver by any party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character. In the event of any dispute under this Agreement, the affected parties shall, notwithstanding the pendency of such dispute, diligently proceed with the performance of this Agreement without prejudice to the rights of the other affected party(ies). A default by any party in the performance of any of its covenants or obligations under this Agreement which, except for this provision, would be the legal basis for an action for breach of contract or termination of this Agreement by another party, shall not give or result in such a right unless and until (1) the other party shall give to the defaulting party written notice of claim of such default and a statement setting forth the nature thereof, and (2) such default is not cured within sixty (60) days of such notice or if such default cannot be cured within the sixty (60) day period, the defaulting party does not undertake to cure such default promptly upon receipt of such notice and proceed diligently thereafter.

ARTICLE VI
Change of Service Providers
     6.1 Change of Service Providers by Southern. Any Service Provider may be discharged, and its powers, rights and duties as a Service Provider may be terminated at any time upon the election of Southern, which discharge or termination shall be effective 30 days after written notice thereof is delivered by Southern to the applicable Service Provider or upon such other time as such Service Provider and Southern may mutually agree.
     6.2 Surrender of Possession. If any Service Provider for any reason ceases to act as such, it shall surrender possession of and deliver to Southern all assets of Southern then in the Service Provider’s possession, together with all pertinent books of account and records of Southern and all documents and agreements relating thereto.
ARTICLE VII
Indemnity, Litigation and Insurance
     7.1 Indemnity and Litigation.
(a)	Southern hereby agrees to indemnify and hold harmless each of the Service Providers, its officers, employees, agents and representatives from and against any and all claims, damages, losses, liabilities and causes of action (to the extent only that such claims, damages, losses, liabilities and causes of action (collectively “Losses”) are not satisfied by insurance carried pursuant to Section 7.2 (a) below or otherwise carried by Service Providers) arising out of, in connection with, or as an incident to any act or omission including negligence (but not gross negligence or willful misconduct) of Service Providers, its officers, employees, agents or representatives.

(b)	Each Service Provider hereby agrees to indemnify and hold harmless Southern, its partners, officers, employees, agents and representatives from and against any and all Losses arising out of, in connection with, or as an incident to any act or omission caused by or resulting from the gross negligence or willful misconduct of such Service Provider, its officers, employees, agents or representatives.

(c)	Any and all Losses arising out of any of the above acts or omission of Service Providers or Service Providers’ officers, employees, agents or representatives, which are not covered by insurance shall be settled or litigated and defended by Service Providers in accordance with its best judgment and discretion when (i) the amount involved is $1,000,000.00 or less, (ii) no injunctive or similar relief is sought, (iii) no criminal sanction is sought, and (iv) the gross negligence or willful misconduct of a Service Provider is not alleged to have resulted in such Losses; otherwise, such decision shall be made by Southern, and any settlement or defense thereof shall be controlled by Southern.
     7.2 Insurance.
(a)	Service Providers shall obtain and maintain in force insurance of the type and in the amounts specified by Southern. Where customary or allowed by law, Southern shall be an additional named insured on all such policies of insurance.

(b)	With respect to any Losses associated with damage, injury or destruction to any of Southern’s property, which property is covered by insurance other than insurance provided for in Section 7.2 (a), it is agreed that neither Southern nor any Service Provider shall have any rights of recovery against one another, nor against the affiliates of each, nor the insurers of any of them, and their rights of recovery are mutually waived. All such policies of insurance purchased to cover the assets of Southern, or any gas transported therein, shall be endorsed properly to effectuate this waiver of recovery.
     7.3 Request for Instructions. Any Service Provider may request instructions from Southern with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such instructions. Each Service Provider shall be fully protected in acting in accordance with the instructions of Southern or in omitting to act pending the receipt of such instructions, and shall have no liability for any act in good faith in compliance therewith, or for failure to act in good faith pending receipt thereof.
     7.4 Liability of Service Providers. Notwithstanding anything to the contrary that may be contained or implied herein, each Service Provider shall be liable to third parties for Losses sustained or incurred as a result of the gross negligence or willful misconduct of that Service Provider.
ARTICLE VIII
Force Majeure
     8.1 Force Majeure. If because of a force majeure event any Party is rendered unable, wholly or in part, to perform its obligations under this Agreement, and if such Party gives notice of such event within a reasonable period of time and provides full particulars of the event in writing or by electronic communication (other than telephone), nonperformance of the Party giving such notice shall be excused during the continuance of such event and to the extent its performance is affected by such event. The Party claiming force majeure shall use due diligence to remedy its nonperformance with all reasonable dispatch, including the making of provision for such alternate performance as may be economical and practical
     8.2 Force Majeure Defined. As used herein, force majeure shall mean acts of God, including fires, explosions, earthquakes or volcanic eruptions, storms, floods, washouts and extreme cold or freezing weather; necessity for compliance with any court order, law, regulation or ordinance promulgated by any governmental authority having jurisdiction, either federal, Indian, state or local, civil or military; acts of a public enemy; wars and civil disturbances; strikes, lockouts or other industrial disturbances; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary for safe operation by the testing party); inability to obtain necessary materials, supplies, permits, or labor to perform or comply with any obligation or condition of this Agreement; inability to obtain rights of way; and any other causes that are not reasonably in the control of the party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
     8.3 Limitations. No force majeure event affecting the performance by either Party shall relieve such Party of liability in the event of failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch. Nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments as mutually agreed hereunder.
ARTICLE IX
Notices
     Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon hand delivery or on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested, postage prepaid, if addressed to each Party at the addresses set forth below, and at such other addresses and to such other Persons as may be designated from time to time by either Party by written notice to the other Party, or when telecopied or sent by facsimile transmission to the respective numbers set forth for each Party below, to be followed within three (3) days by delivery of a written copy of such communication:

SOUTHERN NATURAL GAS COMPANY:
Mail:	Southern Natural Gas Company
P.O. Box 2563
Birmingham, Alabama 35202
Attn:

Courier:	Southern Natural Gas Company
569 Brookwood Village, Suite 501
Birmingham, Alabama 35209
Attn:

FAX:	(205) _____-______

EL PASO CORPORATION:
Mail:	El Paso Corporation

Attn:

Courier:	El Paso Corporation

Attn:

Fax:	(___) _____-______

TENNESSEE GAS PIPELINE COMPANY:
Mail:	Tennessee Gas Pipeline Company

Attn:

Courier:	Tennessee Gas Pipeline Company

Attn:

Fax:	(___) _____-______

SNG PIPELINE SERVICES COMPANY, L.L.C.:
Mail:	SNG Pipeline Services Company, L.L.C.
P.O. Box 2563
Birmingham, Alabama 35202
Attn:

Courier:	SNG Pipeline Services Company, L.L.C.
569 Brookwood Village, Suite 501
Birmingham, Alabama 35209
Attn:

FAX:	(205) _____-______
ARTICLE X
Miscellaneous
     10.1 Applicable Law. This agreement shall be interpreted and construed in accordance with the laws of the State of Alabama.
     10.2 Assignment. No assignment of this Agreement by either Party hereto shall be made without the written consent of the other Party hereto; provided that either of such Parties may, without the consent of such other Party, assign all of its rights and obligations hereunder to a financially and operationally capable affiliate of the assigning Party, or to any company which shall succeed by purchase, merger, consolidation, or other transfer to substantially all assets of the original Party. Such successor shall be entitled to the rights and shall be subject to the obligations of its predecessor under this Agreement. In any event, the Party assigning its interest shall not be released, without the consent of the other Party, of its obligations to the other Party, hereunder.
     10.3 Successors. Any company which shall succeed by purchase, merger or consolidation to the interests of any Party hereto shall be subject to the obligations of such Party under this Agreement.
     10.4 Laws and Regulatory Bodies. This Agreement, and the rights and obligations of Southern and Service Providers hereunder, shall be subject to all valid and applicable laws, orders, directives, rules and regulations of any duly constituted governmental body or official having jurisdiction.
     10.5 Modification. This Agreement may not be altered, changed or amended, except by an instrument in writing, executed by Service Providers and Southern.
     10.6 Conflict or Inconsistency with Accounting Procedures. In the event of any conflict or inconsistency between this Agreement and the Accounting Procedures, this Agreement shall control.

     10.7 Captions. The titles to each of the various Articles and Paragraphs in this Agreement are included for convenience or reference only and shall have no effect on, or be deemed as part of the text of, this Agreement.
     10.8 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written by their duly authorized officers, intending to be legally bound thereby.

SOUTHERN NATURAL GAS COMPANY
By:

Vice President

EL PASO CORPORATION
By:

TENNESSEE GAS PIPELINE COMPANY
By:

SNG PIPELINE SERVICES COMPANY, L.L.C.

By:

Vice President

EXHIBIT A
TO
MASTER SERVICES AGREEMENT
By and Between
SOUTHERN NATURAL GAS COMPANY
and
EL PASO CORPORATION
TENNESSEE GAS PIPELINE COMPANY
and
SNG PIPELINE SERVICES COMPANY, L.L.C.
DATED: November ___, 2007

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EXHIBIT A
TO THE MASTER SERVICES AGREEMENT BY AND BETWEEN SOUTHERN
NATURAL GAS COMPANY and EL PASO CORPORATION, TENNESSEE GAS
PIPELINE COMPANY, and SNG PIPELINE SERVICES COMPANY, L.L.C.
DATED: November __, 2007
Accounting Procedures
     The following accounting procedures have been developed pursuant to Section 2.1 of the Master Services Agreement by and between Southern Natural Gas Company (“Southern”) and El Paso Corporation (“EPC”), Tennessee Gas Pipeline Company (“TGP”), and SNG Pipeline Services Company, L.L.C., (“SNG Servco”). EPC, TGP, and SNG Servco may be hereinafter collectively referred to as “Service Providers.” Southern and Service Providers mutually agree that such accounting procedures shall remain in full force and effect until further amended by written agreement of the parties. All references to Service Providers are also applicable to Service Providers’ affiliates.
ARTICLE I
PAYMENTS, ADJUSTMENTS, AND DISPUTED CHARGES
     1.1 Payment Mechanism and Cash Management Arrangements. Southern shall maintain its own general bank account containing sufficient funds to cover costs incurred by Southern or the Service Providers regarding the operations of Southern and the facilities of certain other affiliated entities pursuant to management services agreements. Southern may be a participating member in the cash management program (a.k.a. cashpool) maintained by EPC and its affiliates. Such accounts and arrangements shall be maintained in accordance with the provisions of the financing agreements between Southern and its lenders and any restrictions contained therein.
     Each of the Service Providers will bill (or electronically inter-unit transfer) Southern for all costs and expenses incurred on behalf of Southern, with such billing to be submitted monthly or as deemed appropriate by Service Providers. Southern will make payment to Service Providers by the due date of the Service Providers’ invoices or otherwise settle through EPC’s cash management program. If a due date is not stated on an invoice, Southern will make payment to the Service Provider within 45 days after the date of the invoice. Interest shall accrue and be paid by Southern on amounts not paid by the end of the 45-day period, and the applicable interest rate payable on such unpaid amounts shall be the rate determined pursuant to Section 154.501(d) of the FERC’s Regulations. Interest shall accrue on unpaid amounts from and after the end of the 45-day payment period until such amounts are paid in full. The Service Providers shall not request or hold funds for construction-related costs or expenditures that have not been previously paid or incurred by Service Providers.

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     1.2 Adjustments and Disputed Charges. The payment of any Service Provider’s billings shall not prejudice the right of Southern to protest or question the correctness of any statements, reports, or billings rendered by Service Providers to Southern. Service Providers shall not be required to adjust any item unless a written claim therefore is presented or an adjustment is initiated by Southern. Such claim must be initiated as provided in Section 2.3 of the Master Services Agreement. In the absence of such timely written claims for adjustments, such statement, reports, or bills rendered shall be conclusively established as correct.
ARTICLE II
COSTS, EXPENSES, AND EXPENDITURES
     2.1 Direct Charges. Direct charges incurred by Service Providers and reimbursable hereunder shall include, but not be limited to, the following: rentals and leases, labor costs, benefits (including but not limited to costs of holiday, vacation, sickness, jury services, and other paid absences, employment taxes, medical benefits, retirement/pension benefits, educational assistance and other customary employee expenses), reimbursable expenses of employees, materials and parts, supplies, professional and contractor services, utilities, taxes, insurance, permits, licenses, bonds, administrative and general costs.
     2.2 Shared Services Costs. The Service Providers employ a shared services concept whereby certain centralized functions provide services to all affiliates within the corporation. Shared Services Costs include the following:
•	EPC Shared Services Costs

•	TGP Shared Services Costs

•	SNG Servco Shared Services Costs

•	Reimbursement for costs incurred on behalf of an affiliate
No less frequently than monthly, Southern will be charged for its share of the Shared Services Costs.
     (a) EPC Shared Services Costs. Southern will reimburse EPC for its share of the EPC’s shared service costs and expenses. These expenses include but are not limited to: EPC shared services accounting, legal, internal audit, insurance, investor relations, finance, treasury, tax, planning, risk management, subscriptions, fees, communications, public affairs, accounts payable, aviation, building services, rent, environmental health and safety, executives, human resources administration, information technology, materials management, security, bonuses, pension, health and savings benefits, equity plans, depreciation, payroll tax, franchise tax, and sale and use tax. In general these costs will be assigned directly but where direct assignment is not practicable these costs will generally be assigned using a modified Massachusetts, Distrigas or other appropriate allocation method.

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     (b) TGP Shared Services Costs. Southern will reimburse TGP for its share of TGP’s shared services costs and expenses. These expenses include but are not limited to: Operational technical support, corrosion control, metallurgical, pipeline integrity, engineering and rehabilitation, operational training, government affairs, aviation, telecommunications and network systems, measurement, materials and contract management, ad valorem tax administration and executives. In general, these costs will be assigned on the basis of estimated direct time and expenses or other appropriate allocation method.
     (c) SNG Servco Shared Services. Southern will reimburse SNG Servco for its share of SNG Servco’s Shared Services cost and expenses. These expenses will include but are not limited to: labor, benefits, employee expenses, payroll taxes, contractor costs, outside service costs, supplies and expenses, insurance, and consumables. Until such time (if ever) as SNG Servco provides services to another entity, all of these costs and expenses will be directly charged to Southern.
     (d) Reimbursement for Costs Incurred on Behalf of an Affiliate. In the event that any of the Service Providers or its affiliates pays direct charges on behalf of Southern, Southern shall reimburse that Service Provider and/or its affiliate.
ARTICLE III
CONFLICTING PROVISIONS
     These Accounting Procedures are intended to provide procedures supplementary to the Master Services Agreement. When any provision of these Accounting Procedures conflicts with provisions of the Master Services Agreement, the terms and conditions of the Master Services Agreement shall supersede and control.

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